Exhibit 99.1

News Release

SuperGen Reports 2008 Fourth Quarter and Year-

End Financial Results

Annual Royalty Revenue Increases 72% from Prior Year

DUBLIN, Calif., March 2, 2009:  SuperGen Inc., (NASDAQ: SUPG), a pharmaceutical company dedicated to the discovery and development of novel cancer therapies, today reported financial results for the fourth quarter and year ended December 31, 2008.

The Company reported a net loss for the 2008 fourth quarter of $2.6 million, or $0.04 per share, compared with net income of $5.1 million, or $0.09 per share, for the same prior year period.  The Company reported a net loss for the year ended December 31, 2008 of $9.1 million, or $0.16 per share, compared with net income of $13.1 million, or $0.23 per share, for the same prior year period.

Highlights for 2008 include:

•                  Dacogen® (decitabine) for Injection royalty revenue was $38.4 million for 2008 compared to $22.3 million for 2007, an increase of 72% from the prior year.

•                  The Company ended the year with unrestricted cash, cash equivalents, and current and non-current marketable securities totaling approximately $88.3 million.

•                  The Company remained debt-free during 2008, and used approximately $1.7 million of net cash in operating activities during the year as compared to net cash used in operating activities of approximately $5.8 million in the prior year.

•                  MP-470, a DNA repair suppressor, advanced in the clinic with Phase 1 and 1b data presented at several scientific forums.

•                  The Company received clearance from the Food and Drug Administration, or FDA, to initiate clinical trials with SGI-1776, an inhibitor of PIM kinases.

“SuperGen continued to make significant progress during 2008 with advances in the clinic and in pre-clinical development and discovery of new compounds.” said James S. Manuso, Ph.D., President and Chief Executive Officer.  “We maintain a strong financial position with sufficient operating cash to fund all development initiatives planned for 2009, and into the following year.”

2008 Fourth Quarter Results

Total revenues for the 2008 fourth quarter were $11.9 million compared with $7.8 million for the same prior year period.  Total revenues for both periods consisted entirely of royalty revenue.  Royalty revenue is earned pursuant to the license agreement entered into with MGI PHARMA (acquired by Eisai Corporation of North America in January 2008) during 2004, which granted MGI PHARMA exclusive rights to the development, manufacture, commercialization and distribution of Dacogen.  The Company recognizes royalty revenue on a cash basis when it is received.

Excluding gain on sale of products, total costs and operating expenses for the 2008 fourth quarter were $15.6 million, compared with $9.4 million for the same prior year period.  The primary reasons for the increase in total costs and operating expenses for the 2008 fourth quarter were higher research and development costs related to increased product development activities, including ongoing clinical operations, and a $5.2 million charge relating to acquired in-process research and development costs resulting from a milestone payment due to the former stockholders of Montigen Pharmaceuticals consisting of $2.8 million in cash payments and the issuance of approximately $2.4 million in shares of our common stock, offset in part by a reduction in general and administrative expenses due in part to the cessation of our European operations in a previous period and a reduction in stock-based compensation expense.  Stock-based compensation expense, which is included in operating expenses, was $758,000 for the 2008 fourth quarter compared with $1.1 million for the same prior year period.

The gain on sale of products for the 2008 fourth quarter was $676,000 compared with $6 million for the same prior year period.  The gain on sale of products for the 2008 fourth quarter related to the receipt of additional milestone payments and a reduction in the estimated remaining price protection liability resulting from the sale in a prior year of the worldwide rights for Nipent® (pentostatin for injection) to Mayne Pharma (acquired by Hospira, Inc. in February 2007).  The gain on sale of products for the 2007 fourth quarter reflects receipt of additional milestone payments earned from the sale of the worldwide product rights to Mayne Pharma.

Loss from operations for the 2008 fourth quarter was $3 million compared with income from operations of $4.4 million for the same prior year period.  The Company reported a net loss for the 2008 fourth quarter of $2.6 million, or $0.04 per share, compared with net income of $5.1 million, or $0.09 per share, for the same prior year period.  The net loss for the 2008 fourth quarter includes an income tax benefit of $6,000 compared with an income tax provision of $175,000 for the same prior year period.

2008 Year-End Financial Results

Total revenues for 2008 were $38.4 million compared with $23 million for the same prior year period.  Royalty revenue for 2008 was $38.4 million compared with $22.3 million for the same prior year period.  Royalty revenue is earned pursuant to the license agreement previously entered into with MGI PHARMA.  The Company recognizes royalty revenue on a cash basis when it is received.  There was no net product revenue for 2008 compared with $621,000 for the same prior year period.  The decrease in net product revenue for 2008 is due to the sale of the Company’s worldwide rights for Nipent to Mayne Pharma in a prior year.

Excluding gain on sale of products, total costs and operating expenses for 2008 were $49 million compared with $47.1 million for the same prior year period.  The primary reasons for the increase in total costs and operating expenses for 2008 were higher research and development costs related to increased product development activities, including ongoing clinical operations, and payment of severance costs of $420,000 related to the closure of our European operation, offset in part by lower acquired in-process research and development costs, an overall reduction in general and administrative expenses including the elimination of operating costs resulting from the cessation of our European operations, and a reduction in stock-based compensation expense.  Stock-based compensation expense, which is included in operating expenses, was $2.8 million for 2008 compared with $4.3 million for the same prior year period.

The gain on sale of products for 2008 was $2.2 million compared with $33.7 million for the same prior year period.  The gain on sale of products for 2008 related to the receipt of additional milestones and a reduction in the estimated remaining price protection liability resulting from the sale of the worldwide rights for Nipent to Mayne Pharma.  The gain on sale of products for 2007 reflects the initial recognition of proceeds earned and subsequent additional milestone payments received from the sale of the worldwide product rights for Nipent to Mayne Pharma.

Loss from operations for 2008 was $8.3 million compared with income from operations of $9.5 million for the same prior year period. The Company reported a net loss for 2008 of $9.1 million, or $0.16 per share, compared with net income of $13.1 million, or $0.23 per share, for the same prior year period.  The net loss for 2008 includes an impairment charge of $3.1 million that reflects an other than temporary decline in value of the Company’s equity investments compared to a similar impairment charge of $65,000 in the prior year.  The net loss for 2008 also includes an income tax benefit of $48,000 compared with an income tax provision of $411,000 in the prior year.

As of December 31, 2008, the Company had approximately $88.3 million in unrestricted cash, cash equivalents and current and non-current marketable securities compared to $90.8 million at December 31, 2007.

2009 Financial Guidance

The initial financial guidance for 2009 is as follows:

•                  Royalty revenue for Dacogen is expected to increase up to 10% from the prior year to a range from $38 million to $42 million.

•                  Research and development expenses are expected to increase from the prior year to a range from $37 million to $39 million.  The growth in expenses is influenced by increasing costs related to clinical trial programs primarily for MP-470 and SGI-1776, ongoing product development efforts with the product pipeline and additional investment in the discovery, pre-clinical, regulatory and clinical areas.

•                  Selling, general and administrative expenses are expected to decrease to approximately $10.5 million.

•                  An additional milestone payment of $500,000 related to the prior sale of Nipent to Mayne Pharma and classified as gain on sale of products is expected to be received.

•                  Net loss (versus loss from operations) is expected to be in a range from $6 million to $8 million.

•                  Included in total operating expenses are non-cash stock-based compensation expenses estimated at $3 million.  Excluding the non-cash expenses from the estimate, net loss results in a basic non-GAAP cash burn in a range from $3 million to $5 million.

•                  The Company expects to remain debt-free during 2009, and does not plan to access the capital markets to raise funds for operational purposes.

•                  Average annual shares outstanding are expected to be approximately 59 million common shares.

Recent Corporate News

October 2008:  The Company presented five posters at the 20th EORTC-NCI-AACR Symposium on “Molecular Targets and Cancer Therapeutics” on October 23 and 24, 2008.  The poster presentations reviewed clinical and non-clinical advances in MP-470, SGI-1252 and SGI-1776.  Poster presentations included the following abstracts:

•                  Abstract 403:  Clinical responses in highly refractory solid tumor patients with oral MP-470, a multi-targeted tyrosine kinase inhibitor, in combination with standard of care chemotherapy regimens: preliminary report from a multi-institutional Phase-1b clinical trial.

•                  Abstract 332:  In vivo activity of SGI-1776, an orally active PIM kinase inhibitor.

•                  Abstract 426:  Effects of food on the single-dose pharmacokinetics of oral MP-470 capsules.

•                  Abstract 480:  MP-470, a novel multi-targeted tyrosine kinase inhibitor targeting Rad51 is not toxic to human primary marrow stem cells at clinically relevant concentrations.

•                  Abstract 571:  Modulation of JAK2 signaling pathways in vitro and in vivo by SGI-1252, a small molecule JAK2 inhibitor.

November 2008:

•                 The Company announced the promotion of David Bearss, Ph.D., to Chief Scientific Officer.  Dr. Bearss will continue to lead the Company’s discovery and pre-clinical development strategies and execution as the organization continues to accelerate the discovery and advancement into the clinic of novel drug candidates.  Dr. Bearss’ responsibilities will include the oversight of target selection, product creation and early stage development.

•                  The Company announced it received clearance from the FDA to initiate clinical trials with SGI-1776, an inhibitor of PIM kinases.  The clearance of the IND triggered a $5.2 million milestone payment to the former stockholders of Montigen Pharmaceuticals, Inc.  The milestone payment consisted of $2.8 million in cash payments and the issuance of approximately $2.4 million in equity, representing approximately 1.5 million shares of SuperGen common stock.

December 2008:  The Company presented a poster at the 50th Annual Meeting of the American Society of Hematology, or ASH.  The poster presentation announced that the Company’s oral PIM kinase inhibitor, SGI-1776, is active both in vitro and in vivo in preclinical models of acute lymphoblastic leukemia (ALL) (Abstract #1922).  In a poster presentation entitled “Inhibiting PIM-1 is effective in vitro and in vivo against ALL: A novel mechanistic and potentially clinically relevant druggable target,” Dr. Valerie Brown and colleagues from Children’s Hospital of Philadelphia and University of Pennsylvania demonstrated that SGI-1776 inhibited human ALL cell lines in a dose-dependent manner.  Furthermore, SGI-1776 and the m-tor inhibitor rapamycin acted synergistically to inhibit ALL cell proliferation.  In a clinically relevant in vivo model, NOD/SCID mice xenografted with human primary ALL cells, SGI-1776 also reduced tumor burden.

January 2009:  During the month the Company implemented a reduction-in-force, reducing headcount by 7 employees or approximately 8% of our total workforce.  Total personnel after the reduction consisted of 79 employees.

Conference Call Information

SuperGen will host a conference call to discuss the results of the 2008 fourth quarter and year-end financial results today at 1:30 p.m. PT / 4:30 p.m. ET.  A live webcast of the conference call is accessible via the investor relations section of the Company’s web site at http://ir.supergen.com.  A webcast replay of the conference call will be available for 90 days.

About SuperGen

Based in Dublin, California, SuperGen is a pharmaceutical company dedicated to the discovery and development of novel cancer therapies. SuperGen is developing a number of therapeutic anticancer products focused on kinase and cell signaling inhibitors and DNA methyltransferase inhibitors.  For more information about SuperGen, please visit http://www.supergen.com.

Forward-Looking Statements

This press release contains “forward-looking” statements within the meaning of Section 21A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and is subject to the safe harbor created thereby.  The actual results could differ materially from those projected in the forward-looking statements as a result of a number of risks and uncertainties.  These forward-looking statements include statements regarding SuperGen’s expectations regarding the various abilities of MP-470, including its Phase I and multi-arm Phase Ib clinical trial, expectations regarding the various abilities of SGI-1776, including the timing and start of the Phase 1 clinical trial, expectations about SuperGen’s ability to remain debt-free and to avoid accessing the capital markets for fund-raising in this fiscal year, expectations about increases in  royalty revenue, gains from sales of non-core assets, decreases in certain operating expenses, increases in research and development expenses, estimates of the 2009 net loss, expectations that SuperGen will receive the balance of the purchase price for Nipent from Mayne Pharma, as well as SuperGen’s expectations and successful development of all its pipeline products.  Important factors that could cause actual results to differ materially from the expectations reflected in the forward-looking statements include, but are not limited to, the ability of Eisai to generate global sales of Dacogen, risks and uncertainties related to the achievement of developmental milestones with respect to the compounds acquired in the Montigen acquisition, the research and development of MP-470, SGI-1252 or SGI-1776, and the satisfaction of the contingencies related to the sale of the worldwide rights to Nipent to Mayne Pharma.  In general, our future success is dependent upon numerous factors, including our ability to generate pre-clinical development candidates for selection into clinical testing, obtaining regulatory approval of product development programs, conducting and completing clinical trials and obtaining regulatory approval of our products and product candidates, and creating opportunities for future commercialization of compounds.  Our future revenue and operating and net income or loss could be worse than anticipated if demand for our products is less than expected, or if the introduction of new products is delayed, for any reason, including regulatory delay. References made to the discussion of risk factors are detailed in the Company’s filings with the Securities and Exchange Commission including reports on its most recently filed Form 10-K and Form 10-Q.  These forward-looking statements are made only as of the date hereof, and we disclaim any obligation to update or revise the information contained in any such forward-looking statements, whether as a result of new information, future events or otherwise.

Contacts

Timothy L. Enns	Susanna Chau
SuperGen, Inc.	SuperGen, Inc.
SVP, Corporate Communications & Business Development	Investor Relations Manager
Tel: (925) 560-2810	Tel: (925) 560-2845
E-mail: tenns@supergen.com	E-mail: schau@supergen.com

Consolidated Statements of Operations and Balance Sheets to follow

SUPERGEN, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

	Three Months Ended
	December 31,		Year ended December 31,
	2008	2007	2008	2007
	(Unaudited)		(Unaudited)
Revenues:
Net product revenue	$—	$—	$—	$621
Royalty revenue	11,941	7,797	38,422	22,333
Total revenues	11,941	7,797	38,422	22,954

Costs and operating expenses:
Cost of product revenue	—	—	—	221
Research and development	8,157	6,237	32,685	23,423
Selling, general, and administrative	2,258	3,175	11,119	13,520
Acquired in-process research and development	5,185	—	5,185	9,967
Gain on sale of products	(676)	(6,000)	(2,236)	(33,677)
Total costs and operating expenses	14,924	3,412	46,753	13,454

Income (loss) from operations	(2,983)	4,385	(8,331)	9,500

Interest income	399	990	2,193	4,017
Other than temporary decline in value of investments	—	(62)	(3,055)	(65)
Other income (expense)	(15)	3	34	40
Income (loss) before income tax	(2,599)	5,316	(9,159)	13,492

Income tax benefit (provision)	6	(175)	48	(411)

Net income (loss)	$(2,593)	$5,141	$(9,111)	$13,081
Net income (loss) per common share:
Basic	$(0.04)	$0.09	$(0.16)	$0.23
Diluted	$(0.04)	$0.09	$(0.16)	$0.23
Weighted average shares outstanding:
Basic	58,257	57,499	57,721	56,868
Diluted	58,257	57,661	57,721	57,301

SUPERGEN, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands)

	December 31,
	2008	2007
	(Unaudited)
ASSETS

Current assets:
Cash and cash equivalents	$48,908	$78,055
Marketable securities	37,787	9,375
Accounts receivable, net	—	71
Accounts receivable from Mayne Pharma	—	58
Prepaid expenses and other current assets	1,307	728
Total current assets	88,002	88,287

Marketable securities, non-current	1,617	3,419
Property, plant and equipment, net	4,437	4,435
Goodwill	731	731
Other intangibles, net	106	532
Restricted cash and investments, non-current	2,367	2,536
Other assets	505	508
Total assets	$97,765	$100,448

LIABILITIES & STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$2,614	$2,327
Accrued liabilities	422	687
Payable to AVI BioPharma	565	565
Deferred gain on sale of products to Mayne Pharma	125	600
Accrued payroll and employee benefits	2,903	2,782
Total current liabilities	6,629	6,961

Deferred rent	645	832
Total liabilities	7,274	7,793

Total stockholders’ equity	90,491	92,655
Total liabilities and stockholders’ equity	$97,765	$100,448